Exhibit 99.1

Strategic Storage Trust VI, Inc. Announces Opening of New Self-Storage Facility in Toronto, Ontario

LADERA RANCH, Calif. – June 3, 2025 – Strategic Storage Trust VI, Inc. (“SST VI”), a publicly registered non-traded real estate investment trust sponsored by an affiliate of SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA), in partnership with SmartCentres (TSX: SRU.UN), is proud to announce the opening of its 14th facility in Canada and its 12th in the Greater Toronto Area, located at 1480 Jane Street in Toronto.

This six-story, climate-controlled facility spans approximately 105,000 net rentable square feet and includes more than 1,200 climate-controlled storage units. Strategically positioned on a 2.67-acre site, the property offers strong visibility along Jane Street, which averages more than 40,000 vehicles daily. The location is equipped with two elevators and sits south of a recently opened FreshCo grocery store and within the heart of Toronto’s Mount Dennis, Brookhaven and Weston neighborhoods.

The new facility is well positioned to serve a densely populated and growing urban area. Within a three-mile radius, demand for convenient, secure storage is rising – driven in part by development plans that call for 2,000 new residential units within five miles of the site.

SmartStop's newest location will serve the surrounding communities of Maple Leaf, Rockcliffe–Smythe, Richview, Brookhaven–Amesbury, Beechborough–Greenbrook, Glen Park, York and Humber Heights–Westmount.

“Toronto continues to be a key market for us, and this new Jane Street facility strengthens our presence in one of its fastest-growing areas,” said H. Michael Schwartz, Chairman and CEO of SST VI. “We’re committed to meeting the needs of the surrounding communities with secure, high-quality storage, and this location is a great example of how we’re delivering on that promise.”

About Strategic Storage Trust VI, Inc. (SST VI):

SST VI is a Maryland corporation that was elected to qualify as a REIT for federal income tax purposes. SST VI’s primary investment strategy is to invest in income-producing and growth self-storage facilities and related self-storage real estate investments in the United States and Canada. As of June 3, 2025, SST VI has a portfolio of 13 operating properties in the United States comprising approximately 9,015 units and 1,079,395 rentable square feet (including parking); 11 properties with approximately 10,205 units and 1,067,715 rentable square feet (including parking) in Canada, joint venture interests in four operational and one development property in two Canadian provinces (Ontario and Québec) and one wholly owned development property in Ontario.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA) is a self-managed REIT with a fully integrated operations team of approximately 600 self-storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self-storage programs. As of June 3, 2025, SmartStop has an owned or managed portfolio of 222 operating properties in 23 states, the District of Columbia, and Canada, comprising approximately 158,900 units and 17.9 million rentable square feet. SmartStop and its affiliates own or manage 42 operating self-storage properties in Canada, which total approximately 35,700 units and 3.6 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Contact:

David Corak

SVP of Corporate Finance & Strategy

SmartStop Self Storage REIT, Inc.

IR@smartstop.com